Exhibit 4.2

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of May 28, 2015 (this “Supplemental Indenture”), among Loxa Beauty LLC, an Indiana limited liability company (“Loxa”), Sally Beauty Military Supply LLC, a Delaware limited liability company (“Sally Beauty Military”; together with Loxa, the “New Guarantors”), Sally Holdings LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), and Sally Capital Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Co-Issuer” and, together with the Company, the “Issuers”), and each other then existing Parent Guarantor and Subsidiary Guarantor under the Indenture referred to below (the “Existing Guarantors”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuers, the Existing Guarantors party thereto and the Trustee have heretofore become parties to an Indenture, dated as of November 8, 2011, as supplemented by: (i) the First Supplemental Indenture, dated as of December 20, 2011, among the Issuers, the Existing Guarantors party thereto and the Trustee (the “First Supplemental Indenture”) and (ii) the Second Supplemental Indenture, dated as of May 4, 2012, among the Issuers, the Existing Guarantors party thereto and the Trustee (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6 7/8% Senior Notes due 2019 of the Issuers (collectively, the “Notes”);

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Issuers’ Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each New Guarantor desires to enter into this supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Guarantor is dependent on the financial performance and condition of the Parent Guarantors, the Subsidiary Guarantors and the Issuers, the obligations hereunder of which such New Guarantor has guaranteed, and on such New Guarantor’s access to working capital through the Company’s credit facilities; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuers, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.  Agreement to Guarantee.  Each New Guarantor hereby agrees, jointly and severally with all other Parent Guarantors and Subsidiary Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes, as the case may be, on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.  The Subsidiary Guarantee of each Subsidiary Guarantor is subject to the subordination provisions of the Indenture.

3.  Termination, Release and Discharge.  Each New Guarantor’s  Guarantee of the Notes shall terminate and be of no further force or effect, and each New Guarantor shall be released and discharged from all obligations in respect of its Guarantee of the Notes, as and when provided in Section 1303 of the Indenture.

4.  Parties.  Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each New Guarantor’s Guarantee of the Notes or any provision contained herein or in Article XIII of the Indenture.

5.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  THE TRUSTEE, THE COMPANY, THE CO-ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.  Headings.  The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

LOXA BEAUTY LLC, as Subsidiary Guarantor

By:	/s/ Mark J. Flaherty
Name: Mark J. Flaherty
Title: SVP & CFO

SALLY BEAUTY MILITARY SUPPLY LLC, as Subsidiary Guarantor

By:	/s/ Mark J. Flaherty
Name: Mark J. Flaherty
Title: SVP & CFO

SALLY HOLDINGS LLC, as Issuer

By:	/s/ Mark J. Flaherty
Name: Mark J. Flaherty
Title: SVP & CFO

SALLY CAPITAL INC., as Issuer

By:	/s/ Mark J. Flaherty
Name: Mark J. Flaherty
Title: SVP & CFO

SALLY BEAUTY HOLDINGS, INC.
SALLY INVESTMENT HOLDINGS LLC
ARMSTRONG MCCALL HOLDINGS L.L.C.
BEAUTY HOLDING LLC
SALLY BEAUTY INTERNATIONAL FINANCE LLC
DIORAMA SERVICES COMPANY, LLC
ARCADIA BEAUTY LABS LLC
BEAUTY SYSTEMS GROUP LLC
SALLY BEAUTY SUPPLY LLC
ARMSTRONG McCALL MANAGEMENT L.C.
ARMSTRONG McCALL, L.P.
ARMSTRONG McCALL HOLDINGS, INC.
PROCARE LABORATORIES, INC.
INNOVATIONS — SUCCESSFUL SALON SERVICES
NEKA SALON SUPPLY, INC.
AERIAL COMPANY, INC., as Guarantors

By:	/s/ Mark J. Flaherty
Name: Mark J. Flaherty
Title: SVP & CFO

SALON SUCCESS INTERNATIONAL, LLC, as Guarantor

By:	/s/ Christian A. Brickman
Name: Christian A. Brickman
Title: Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President